Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-267182

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 13, 2023
HSBC Bank plc $ Autocallable Leveraged S&P 500® Index-Linked Notes due

The notes do not bear interest. The notes will mature on the stated maturity date (expected to be the second scheduled business day after the determination date) unless they are automatically called on either call observation date (expected to be approximately 373 days and 24 months after the trade date, respectively). The notes will be automatically called on the first call observation date if the closing level of the S&P 500® index on such date is greater than or equal to 90% of the initial underlier level (set on the trade date), and will be automatically called on the second call observation date if the closing level of the underlier on such date is greater than or equal to the initial underlier level, resulting in a payment on the corresponding call payment date equal to the face amount of the notes plus the product of the face amount and the applicable call premium (set on the trade date and expected to be between 7.10% and 8.32% with respect to the first call observation date and between 14.20% and 16.64% with respect to the second call observation date).

If the notes are not automatically called, the amount that you will be paid on the stated maturity date is based on the performance of the underlier as measured from the trade date to and including the determination date (expected to be between 35 and 38 months after the trade date). If the final underlier level on the determination date is greater than or equal to the initial underlier level, you will receive the face amount plus the product of the face amount and the greater of (i) the maturity date premium (set on the trade date and expected to be between 21.30% and 24.96%) and (ii) the upside participation rate of 200% times the underlier return (the percentage increase or decrease in the level of the underlier from the initial underlier level to the final underlier level on the determination date). If the final underlier level declines by up to 30% from the initial underlier level, you will receive the face amount of the notes. However, if the final underlier level is less than 70% of the initial underlier level, the return on the notes will be negative and you may lose up to your entire investment in the notes. In exchange for the potential to receive a call premium or, if the notes are not automatically called, the maturity date premium or upside participation in the appreciation of the underlier at maturity, you must be willing to forgo (i) any return in excess of the applicable call premium if the notes are automatically called, (ii) any dividends paid on the stocks included in the underlier and (iii) interest on the notes.

If the notes are not automatically called on either call observation date, to determine your payment at maturity, we will calculate the underlier return. On the stated maturity date, for each $1,000 face amount note you then hold, you will receive an amount in cash equal to:

●	if the underlier return is positive or zero (the final underlier level is greater than or equal to the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the greater of (1) the maturity date premium and (2) the upside participation rate times the underlier return;

●	if the underlier return is negative but greater than or equal to -30.00% (the final underlier level is greater than or equal to 70% of the initial underlier level but less than the initial underlier level), $1,000; or

●	if the underlier return is negative and below -30.00% (the final underlier level is less than 70% of the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000. this amount will be less than $700 and may be zero.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-12 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. The notes will not be listed on any U.S. securities exchange or automated quotation system. Any payments on the notes are subject to the credit risk of HSBC Bank plc.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to the risk of exercise of any U.K. Bail-in Power (as described on page PS-7 of this document) by a relevant U.K. resolution authority. If HSBC Bank plc were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by a relevant U.K. resolution authority, you might not receive all or part of any amounts owed to you under the notes. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this document and “Risk Factors” in the accompanying Prospectus Supplement for more information.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between HSBC Bank plc and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by any relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-7 of this document.

The Estimated Initial Value of the notes on the trade date is expected to be between $940.00 and $970.00 per note, which is expected to be less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-5 and “Risk Factors” beginning on page PS-12 of this document for further information.

	Price to Public[1]	Underwriting Discount	Proceeds to Issuer
Per note / Total	$1,000 /

1 HSBC Securities (USA) Inc. will purchase the notes from us at the price to public and may then distribute the notes to the public at the price to public, and/or to other registered broker-dealers less an underwriting discount of up to $30.00 (3.00%) per $1,000 face amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not covered by the U.K. Financial Services Compensation Scheme and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HSBC Securities (USA) Inc.

The price to public, underwriting discount and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at prices to public and with underwriting discounts and proceeds to issuer that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price to public you pay for such notes.

HSBC Securities (USA) Inc. or any of its affiliates or agents may use this pricing supplement in the initial sale of the notes. In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in a market-making transaction in a note after its initial sale. Unless HSBC Securities (USA) Inc. or any of its affiliates or agents informs the purchaser otherwise in the confirmation of sale, the final pricing supplement relating to the notes is being used in a market-making transaction.

About Your Prospectus

You should read this pricing supplement together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

●      Equity Index Underlying Supplement Dated August 31, 2022

●      Prospectus Supplement Dated August 31, 2022

●      Prospectus Dated August 31, 2022

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC Bank plc. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the Equity Index Underlying Supplement.

This section is meant as a summary and should be read in conjunction with the prospectus, the prospectus supplement and the Equity Index Underlying Supplement. This pricing supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer:	HSBC Bank plc

Specified Currency:	U.S. dollars (“$”)

Face Amount:	Each note will have a face amount of $1,000; $ in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement.

Purchase at amount other than face amount:	The amount we will pay you on a Call Payment Date or at the Stated Maturity Date, as applicable, for the notes will not be adjusted based on the issue price you pay for the notes, so if you acquire notes at a premium (or discount) to the face amount and hold them to a Call Payment Date or the Stated Maturity Date, as applicable, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the face amount. See “Risk Factors — If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-16 of this pricing supplement.

Underlier:	The S&P 500® Index (Bloomberg symbol, “SPX Index”)

Trade Date:	[ ], 2023

Original Issue Date (Settlement Date):	Expected to be the fifth scheduled business day following the Trade Date.

Determination Date:	A specified date that is expected to be between 35 and 38 months following the Trade Date, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Stated Maturity Date:	A specified date that is expected to be the second scheduled business day following the Determination Date, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Underlier Return:	The quotient of (1) the Final Underlier Level minus the Initial Underlier Level divided by (2) the Initial Underlier Level, expressed as a percentage.

Initial Underlier Level:	To be set on the Trade Date and may be higher or lower than the Official Closing Level of the Underlier on that date.

Final Underlier Level:	The Official Closing Level of the Underlier on the Determination Date.

Official Closing Level:	As described under “Additional Terms of the Notes –– Official Closing Level” on page S-86 of the accompanying Equity Index Underlying Supplement.

Upside Participation Rate:	200.00%

Call Level:	For the first Call Observation Date, 90% of the Initial Underlier Level; for the second Call Observation Date, 100% of the Initial Underlier Level

Call Premium (to be set on the Trade Date):	Expected to be between 7.10% and 8.32% with respect to the first scheduled Call Observation Date and expected to be between 14.20% and 16.64% with respect to the second scheduled Call Observation Date

Maturity Date Premium (to be set on the Trade Date):	Expected to be between 21.30% and 24.96%

Call Observation Dates (to be set on the Trade Date):	Expected to be approximately 373 days and 24 months after the Trade Date, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

Call Payment Dates (to be set on the Trade Date):	Expected to be the second scheduled business day after each Call Observation Date, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Cash Settlement Amount (on either Call Payment Date):	If your notes are automatically called on a Call Observation Date because the Official Closing Level of the Underlier on such day is greater than or equal to the applicable Call Level, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the appilcable Call Premium.

Cash Settlement Amount (on the Stated Maturity Date):

If the notes are not automatically called, on the Stated Maturity Date, for each $1,000 face amount of notes you then hold, we will pay you an amount in cash equal to:

●     if the Final Underlier Level is greater than or equal to the Initial Underlier Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the greater of (1) the Maturity Date Premium and (2) the Upside Participation Rate times the Underlier Return;

●     if the Final Underlier Level is greater than or equal to 70% of the Initial Underlier Level but less than the Initial Underlier Level, $1,000; or

●     if the Final Underlier Level is less than 70% of the Initial Underlier Level, the sum of (i) $1,000 plus (ii) the product of (a) the Underlier Return times (b) $1,000. This amount will be less than $700 and may be zero.

Market Disruption Events:

With respect to any given Trading Day, any of the following will be a Market Disruption Event with respect to the Underlier:

●     a suspension, absence or material limitation of trading in Underlier Stocks (as defined below) constituting 20% or more, by weight, of the Underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●     a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier in their respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●     Underlier Stocks constituting 20% or more, by weight, of the Underlier, or option or futures contracts, if available, relating to the Underlier or to Underlier Stocks constituting 20% or more, by weight, of the Underlier do not trade on what were the respective primary markets for those Underlier Stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of us or any of our affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by us and/or any of our affiliates, see “Use of Proceeds and Hedging” in the prospectus supplement.

The following events will not be Market Disruption Events with respect to the Underlier:

●     a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

●     a decision to permanently discontinue trading in the option or futures contracts relating to the Underlier or to any Underlier Stock.

For this purpose, an “absence of trading” in the primary securities market on which an Underlier Stock, or on which option or futures contracts, if available, relating to the Underlier or to any Underlier Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Underlier Stock or in option or futures contracts, if available, relating to the Underlier or to any Underlier Stock in the primary market for that stock or those contracts, by reason of:

●     a price change exceeding limits set by that market,

●     an imbalance of orders relating to that Underlier Stock or those contracts, or

●     a disparity in bid and ask quotes relating to that Underlier Stock or those contracts,

will constitute a suspension or material limitation of trading in the Underlier or those contracts in that market.

Form of Notes:	Book-Entry

Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Calculation Agent:	HSBC Bank plc or one of its affiliates

CUSIP/ISIN:	40442B4D6 / US40442B4D63

Estimated Initial Value:	The Estimated Initial Value of the notes is expected to be less than the price you pay to purchase the notes. The Estimated Initial Value does not represent a minimum price at which we or any of its affiliates would be willing to purchase your notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the final pricing supplement relating to the notes. See “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.”

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying Equity Index Underlying Supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Equity Index Underlying Supplement Term	Pricing Supplement Term

maturity date	Stated Maturity Date

Final Valuation Date	Determination Date

principal amount	face amount

Reference Asset	Underlier

Reference Sponsor	Underlier Sponsor

Scheduled Trading Day	Trading Day

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes, by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended (the “Banking Act”), a relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which a relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (as amended, the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA).

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of HSBC Bank plc or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by a relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders and beneficial owners of the notes are subject to, and will be varied, if necessary, to give effect to, the exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority.

For more information, please see “Risk Factors — You may lose some or all of your investment if any U.K. Bail-in Power is exercised by a relevant U.K. Resolution Authority” in this document and “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Underlier levels on a Call Observation Date and the Determination Date could have on the Cash Settlement Amount on a Call Payment Date or the Stated Maturity Date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of Underlier levels that are entirely hypothetical; the level of the Underlier on any day throughout the life of the notes, including the Underlier level on a Call Observation Date or the Determination Date, cannot be predicted. The Underlier has been highly volatile in the past — meaning that the level of the Underlier has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the face amount and held to a Call Payment Date or the Stated Maturity Date, as the case may be. If you sell your notes in a secondary market prior to a Call Payment Date or the Stated Maturity Date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the Trade Date (as determined by reference to pricing models used by us) is less than the original price to public of your notes. For more information on the estimated value of your notes, see “Risk Factors — The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any” on page PS-14 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face Amount	$1,000
Call level on each Call Observation Date	90.00% of the Initial Underlier Level for the first Call Observation Date; 100.00% of the Initial Underlier Level for the second Call Observation Date
Call premium	7.10% for the first Call Observation Date; 14.20% for the second Call Observation Date
Maturity Date Premium	21.30%
Upside Participation Rate	200.00%
Neither a Market Disruption Event nor a non-Trading Day occurs on any originally scheduled Call Observation Date or the Determination Date
No change in or affecting any of the Underlier Stocks or the method by which the Underlier Sponsor calculates the Underlier
Notes purchased on the Original Issue Date at the face amount and held to a Call Payment Date or the Stated Maturity Date, as the case may be

Moreover, we have not yet set the Initial Underlier Level that will serve as the baseline for determining the Underlier Return and the amount that we will pay on the notes, if any, on a Call Payment Date or at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level may differ substantially from the level of the Underlier prior to the Trade Date and may be higher or lower than the actual Official Closing Level of the Underlier on the Trade Date.

For these reasons, the actual performance of the Underlier over the life of the notes, as well as whether the notes are automatically called on a Call Observation Date and the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underlier shown elsewhere in this pricing supplement. For information about the historical levels of the Underlier during recent periods, see “Information Relating to the Underlier — Historical Performance of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Underlier between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Underlier Stocks.

If the notes are automatically called on the first Call Observation Date (i.e., on the first Call Observation Date, the Official Closing Level of the Underlier is greater than or equal to the applicable Call Level for the first Call Observation Date), the Cash Settlement Amount that we would deliver for each $1,000 face amount of the notes on the applicable Call Payment Date would be the sum of $1,000 plus the product of $1,000 times the Call Premium of 7.10%. If, for example, the Official Closing Level of the Underlier on the first Call Observation Date were determined to be 95.000% of the Initial Underlier Level, the notes would be automatically called and the Cash Settlement Amount that we would deliver on the notes on the corresponding Call Payment Date would be 107.10% of the face amount of the notes or $1,071.00 for each $1,000 face amount of the notes. The return on the notes upon automatic call is capped and may be less than the return on a direct investment in the Underlier.

If the notes are not automatically called on the first Call Observation Date but are automatically called on the second Call Observation Date (i.e., on the first Call Observation Date, the Official Closing Level of the Underlier is less than the applicable Call Level for the first Call Observation Date and on the second Call Observation Date, the Official Closing Level of the Underlier is greater than or equal to the applicable Call Level for the second Call Observation Date), the Cash Settlement Amount that we would deliver for each $1,000 face amount of the notes on the applicable Call Payment Date would be the sum of $1,000 plus the product of the $1,000 times the Call Premium of 14.20%. If, for example, the Official Closing Level of the Underlier on the second Call Observation Date were determined to be 140.000% of the Initial Underlier Level, the notes would be automatically called and the Cash Settlement Amount that we would deliver on the notes on the corresponding Call Payment Date would be 114.20% of the face amount of the notes or $1,142.00 for each $1,000 face amount of the notes. The return on the notes upon automatic call is capped and may be less than the return on a direct investment in the Underlier.

If the notes are not automatically called on either Call Observation Date (i.e., the Official Closing Level of the Underlier on each Call Observation Date is less than the applicable Call Level), the Cash Settlement Amount we would deliver for each $1,000 face amount note on the Stated Maturity Date will depend on the performance of the Underlier on the Determination Date, as shown in the table below.

The table below assumes that the notes have not been automatically called on either Call Observation Date and reflects hypothetical Cash Settlement Amounts that you could receive on the Stated Maturity Date.

The levels in the left column of the table below represent hypothetical Final Underlier Levels and are expressed as percentages of the Initial Underlier Level. The amounts in the right column represent the hypothetical Cash Settlement Amounts (at maturity), based on the corresponding hypothetical Final Underlier Level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the Stated Maturity Date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical Final Underlier Level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity (as Percentage of Face Amount)
200.000%	300.000%
175.000%	250.000%
150.000%	200.000%
125.000%	150.000%
110.650%	121.300%
110.000%	121.300%
105.000%	121.300%
100.000%	121.300%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
69.999%	69.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called on either Call Observation Date and the Final Underlier Level were determined to be 25.000% of the Initial Underlier Level, the Cash Settlement Amount (at maturity) that we would deliver on the notes at maturity would be 25.000% of the face amount of the notes, as shown in the table above. As a result, if you purchased the notes on the original issue date at the face amount and held them to the Stated Maturity Date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the Final Underlier Level were determined to be 110.000% of the Initial Underlier Level, the Cash Settlement Amount (at maturity) that we would deliver on the notes at maturity would be equal to the face amount plus the product of the face amount and the greater of the Maturity Date Premium and the Upside Participation Rate times the Underlier Return, as shown in the table above.

The Cash Settlement Amounts shown above are entirely hypothetical; they are based on levels of the Underlier that may not be achieved on the Determination Date. The actual Cash Settlement Amount you receive on the Stated Maturity Date may bear little relation to the hypothetical Cash Settlement Amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of the notes on the Stated Maturity Date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical Cash Settlement Amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical Cash Settlement Amounts on a Call Payment Date or at maturity on notes held to the applicable Call Payment Date or the Stated Maturity Date, as applicable, in the examples above assume you purchased the notes at their face amount and have not been adjusted to reflect the actual issue price you pay for the notes. The return on your investment (whether positive or negative) in the notes will be affected by the amount you pay for the notes. If you purchase the notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors —If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected” on page PS-18 of this pricing supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Official Closing Level of the Underlier on a Call Observation Date or the Determination Date or what the market value of your notes will be on any particular Trading Day, nor can we predict the relationship between the level of the Underlier and the market value of your notes at any time prior to a Call Payment Date or the Stated Maturity Date. The actual amount that you will receive, if any, on the Call Payment Date or at maturity and the rate of return on the offered notes will depend on the actual Initial Underlier Level, the actual Call Premiums and the actual Maturity Date Premium, which we will set on the Trade Date, the actual Official Closing Level of a Underlier on the Call Observation Date and whether the notes are called, and the actual Final Underlier Level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on a Call Payment Date or the Stated Maturity Date may be very different from the information reflected in the table, chart and examples above.

INVESTOR SUITABILITY

The notes may be suitable for you if:

●	You are a retail investor outside the EEA or UK, or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see pages PS-18 - 19).

●	You have a basic knowledge of and/or experience with the risks associated with structured products, and you are willing to accept a medium or even high level of risks.

●	You (i) seek a positive return if the Official Closing Level of the Underlier is greater than or equal to the applicable Call Level on a Call Observation Date; or (ii) alternatively if the notes are not called, seek an enhanced return linked to the potential positive performance of the Underlier.

●	You understand that if the notes are automatically called, the return on your notes will be capped at the applicable Call Premium.

●	You are willing to make an investment that is exposed to the negative Underlier Return for on a 1-to-1 basis if the Underlier Return is less than -30%.

●	You understand that you may lose your entire face amount.

●	You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

●	You are willing to forgo dividends or other distributions paid on the stocks included in the Underlier.

●	You do not seek current income from your investment.

●	You do not seek an investment for which there is an active secondary market.

●	You are willing to hold the notes to maturity.

●	You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be suitable for you if:

●	You are a retail investor in the EEA or the UK as described under “Prohibition of sales to UK retail investors” and “Prohibition of sales to EEA retail investors” on pages PS-18 – 19.

●	You do not have a basic knowledge of and/or experience with the risks associated with structured products and/or are unwilling to accept a medium or even high level of risks.

●	You believe that the Official Closing Level of the Underlier will be below the applicable Call Level on each Call Observation Date, and the Final Underlier Level will be below the Initial Underlier Level.

●	You believe that the positive return provided by the Call Premiums will not provide you with your desired return, or alternatively, if the notes are not called, that the Underlier Return will not be zero or positive.

●	You are unwilling to make an investment that is exposed to the negative Underlier Return on a 1-to-1 basis if the Underlier Return is less than -30%.

●	You seek an investment that provides full return of face amount.

●	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

●	You prefer to receive the dividends or other distributions paid on the stocks included in the Underlier.

●	You seek current income from your investment.

●	You seek an investment for which there will be an active secondary market.

●	You are unable or unwilling to hold the notes to maturity.

●	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and page S-1 in the Equity Index Underlying Supplement. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Underlier. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt notes.

Risks Relating to the Structure or Features of the Notes

Your investment in the notes may result in a loss.

The notes do not guarantee any return of principal. Assuming the notes are not automatically called on the Call Observation Date, you will be exposed to any decline in the Underlier from the Initial Underlier Level to the Final Underlier Level on a 1 to 1 basis if the Underlier Return is less than -30%. You will lose up to 100% of your face amount at maturity if the Underlier Return is less than -30%.

The return on your notes may change significantly despite only a small change in the Underlier level.

If the Final Underlier Level is less than 70% of the Initial Underlier Level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 30% drop between the Initial Underlier Level and the Final Underlier Level will not result in a loss of principal on the notes, a decrease in the Final Underlier Level to less than 70% of the Initial Underlier Level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the Underlier level.

The Cash Settlement Amount you will receive on a Call Payment Date will be capped.

Regardless of the Official Closing Level of the Underlier on a Call Observation Date, the Cash Settlement Amount you may receive on the Call Payment Date, if any, is capped. If the Official Closing Level of the Underlier on a Call Observation Date exceeds the applicable Call Level, causing the notes to be automatically called, the return on your notes will be capped at the applicable Call Premium, and you will not benefit from any increases in the level of the Underlier above the Initial Underlier Level on any Call Observation Date. If your notes are automatically called on a Call Observation Date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable Call Premium, which will be set on the Trade Date, and may be significantly less than it would have been had you invested directly in the securities included in the Underlier.

Your notes are subject to automatic redemption.

We will call and automatically redeem all, but not part, of your notes on a Call Payment Date, if the Official Closing Level of the Underlier on the corresponding Call Observation Date is greater than or equal to the applicable Call Level. Therefore, the term for your notes may be reduced to as short as approximately 373 days after the Trade Date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The amount payable on the notes is not linked to the level of the Underlier at any time other than the applicable Call Observation Date or the Determination Date, as the case may be.

The Cash Settlement Amount you will receive on a Call Payment Date, if any, will be paid only if the notes are automatically called when the Official Closing Level of the Underlier on the applicable Call Observation Date is greater than or equal to the applicable Call Level. Therefore, the Official Closing Level of the Underlier on dates other than the Call Observation Dates will have no effect on the determination as to whether the notes are automatically called. In addition, if your notes are not automatically called, the Cash Settlement Amount you will receive on the Stated Maturity Date, if any, will be based on the Official Closing Level of the Underlier on the Determination Date. Therefore, if the level of the Underlier dropped precipitously on the Determination Date, the Cash Settlement Amount for your notes may be significantly less than it would have been had the Cash Settlement Amount been linked to the level of the Underlier prior to such drop in the level of the Underlier. Although the actual level of the Underlier on the Call Payment Dates, the Stated Maturity Date or at other times during the life of your notes may be higher than the Official Closing Level of the Underlier on the Call Observation Dates or the Determination Date, you will not benefit from the levels of the Underlier at any time other than on the Call Observation Dates or on the Determination Date.

If the level of the Underlier changes, the market value of your notes may not change in the same manner.

Your notes may trade quite differently from the performance of the Underlier. Changes in the level of the Underlier may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The market value of your notes may be influenced by many unpredictable factors” below.

General Risk Factors

Credit risk of HSBC Bank plc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by a Relevant U.K. Resolution Authority.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by a relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, a U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, a relevant U.K. resolution authority may exercise a U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of a U.K. Bail-in Power by a relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this document, “Description of Debt Securities — Agreement with Respect to the Exercise of UK Bail-in Power” in the accompanying prospectus and “Risk Factors — Risks Relating to all note Issuances — Under the terms of your notes, you will agree to be bound by the exercise of any UK bail-in power by the relevant UK resolution authority,” “— The notes are the subject of the UK bail-in power, which may result in your notes being written down to zero or converted into other securities, including unlisted equity securities,” “—Your rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority,” “— Other powers contemplated by the Banking Act may affect your rights under, and the value of your investment in, the notes” and “— The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power or other resolution tools under the Banking Act or future legislative or regulatory proposals are uncertain, which may affect the value of your notes” in the accompanying prospectus supplement.

The notes are not insured or guaranteed by any governmental agency of the United States, the United Kingdom or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States, the United Kingdom or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the notes.

Changes that affect the Underlier will affect the market value of the notes and the amount you will receive at maturity.

The policies of the Underlier Sponsor concerning additions, deletions and substitutions of the constituents comprising the Underlier and the manner in which the Underlier Sponsor takes account of certain changes affecting those constituents may affect the level of the Underlier. The policies of the Underlier Sponsor with respect to the calculation of the Underlier could also affect the level of the Underlier. The

Underlier Sponsor may discontinue or suspend calculation or dissemination of the Underlier. Any such actions could affect the value of the notes.

The Estimated Initial Value of the notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the notes in the secondary market, if any.

The Estimated Initial Value of the notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We will determine the value of the embedded derivatives in the notes by reference to our internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from the Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

The price of your notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which, except for the underwriting discount, will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the notes. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlier and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that HSBC Securities (USA) Inc. may initially use for customer account statements, if HSBC Securities (USA) Inc. provides any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 3 months after the Trade Date. This temporary price difference may exist because, in the discretion of HSBC Securities (USA) Inc., HSBC Securities (USA) Inc. may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. HSBC Securities (USA) Inc. will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which HSBC Securities (USA) Inc. effectively reimburses to investors in this way may not be allocated ratably throughout the reimbursement period, and HSBC Securities (USA) Inc. may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the notes based on changes in market conditions and other factors that cannot be predicted.

The notes lack liquidity.

The notes will not be listed on any securities exchange or automated quotation system. Neither we nor any of our affiliates are required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we or any of our affiliates is willing to buy the notes.

The market value of your notes may be influenced by many unpredictable factors.

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

●	the volatility — i.e., the frequency and magnitude of changes — of the level of the Underlier;
●	the level of the Underlier, the Upside Participation Rate, the Call Levels and the Call Premiums;
●	the dividend rates of the stocks underlying the Underlier;
●	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the Underlier, which may affect the Official Closing Level of the Underlier;
●	interest rates and yield rates in the market;
●	the time remaining until your notes mature; and
●	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, the calculation agent will determine whether a Market Disruption Event occurs in its sole discretion. In making that determination, the calculation agent will use information that may not be easily obtainable by investors. See “Summary Information—Market Disruption Events” above. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

It is possible that hedging activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

You have no shareholder rights or rights to receive any Underlier Stock.

Investing in your notes will not make you a holder of any of the stocks included in the Underlier (the “Underlier Stocks”). Neither you nor any other holder or owner of your notes will have any rights with respect to the Underlier Stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the Underlier Stocks or any other rights of a holder of the Underlier Stocks. Your notes will be paid in cash and you will have no right to receive delivery of any Underlier Stocks.

Past performance is no guide to future performance.

The actual performance of the Underlier over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical Official Closing Levels of the Underlier or to the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlier.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We may sell an additional aggregate face amount of the notes at a different price to public.

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The price to public of the notes in the subsequent sale may differ substantially (higher or lower) from the original price to public you paid as provided on the cover of this pricing supplement.

If you purchase your notes at a premium to face amount, the return on your investment will be lower than the return on notes purchased at face amount and the impact of certain key terms of the notes will be negatively affected.

The Cash Settlement Amount on a Call Payment Date or on the Stated Maturity Date will not be adjusted based on the price to public you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a Call Payment Date or the Stated Maturity Date, as the case may be, will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a Call Payment Date or the Stated Maturity Date, as the case may be, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

INFORMATION RELATING TO THE UNDERLIER

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

Information regarding the S&P 500® Index (including information regarding the top ten components of the Underlier and the industries represented by the securities included in the Underlier and their respective weights) may be found on S&P’s website. That information is updated from time to time. Please note that information included in that website is not included or incorporated by reference in this pricing supplement.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Underlier

The Official Closing Level of the Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Official Closing Level of the Underlier during the period shown below is not an indication that the Underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the Underlier or the component stocks will result in the automatic call of your note or you receiving an amount greater than the outstanding face amount of your notes on the Stated Maturity Date.

Neither we nor any of our affiliates make any representation to you as to the future performance of the Underlier. The actual performance of the Underlier over the life of the offered notes, as well as the Cash Settlement Amount, if any, on a Call Payment Date or the Stated Maturity Date, may bear little relation to the historical Official Closing Levels shown below.

The graph below is based on the daily historical Official Closing Levels of the Underlier from November 9, 2013 through November 9, 2023. We obtained the information in the graph below from the Bloomberg Professional® service, without independent verification.

Historical Performance of the S&P 500® Index

EVENTS OF DEFAULT AND ACCELERATION

If the notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus and which, for the avoidance of doubt, excludes the UK Bail-In Powers) (as defined in the senior indenture) with respect to the notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Summary Information—Cash Settlement Amount” in this pricing supplement. In that case, the Trading Day immediately preceding the date of acceleration will be used as the Determination Date for purposes of determining the Underlier Return, and the accelerated maturity date will be three business days after the accelerated Determination Date. If a Market Disruption Event exists with respect to the Underlier on that Trading Day, then the accelerated Determination Date for the Underlier will be postponed for up to five Trading Days (in the same manner used for postponing the originally scheduled Determination Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

HSBC Bank plc expects to agree to sell to HSBC Securities (USA) Inc., and HSBC Securities (USA) Inc. expects to agree to purchase from HSBC Bank plc, the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. HSBC Securities (USA) Inc. proposes initially to offer the notes to the public at the price to public set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 3.00% of the face amount. A fee will also be paid to a broker dealer in which an affiliate of Goldman Sachs & Co. LLC holds an indirect minority equity interest for services it is providing in connection with this offering. Goldman Sachs & Co. LLC is acting as a dealer in connection with the distribution of the notes.

In addition, HSBC Securities (USA) Inc. or any of its affiliates or agents may use the final pricing supplement relating to the notes in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-89 in the prospectus supplement.

Selling Restrictions

Prohibition of sales to UK retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors. The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling such notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Singapore Selling Restriction

This document has not been registered or will be registered as a prospectus with the Monetary Authority of Singapore. The notes may not be offered or sold, nor may the notes be the subject of an invitation for subscription or purchase, whether directly or indirectly, nor may this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (b) to a relevant person (as defined in Section 275(2) of the SFA) who is also an Exempt Investor pursuant to Section 275(1) of the SFA, or any Exempt Investor pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivative contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

An “Exempt Investor” refers to any person mentioned under Regulation 2 of the Securities and Futures (Capital Markets Products) Regulations 2018, under which an issuer is exempt from complying with Section 309B(1) of the SFA in relation to an offer of any capital markets products, if the offer is made to any such person.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid executory contract with respect to the Underlier. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Underlier. Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Stated Maturity Date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlier were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlier and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlier is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlier or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-3
Consent to UK Bail-In Power	PS-7
Hypothetical Examples	PS-8
Investor Suitability	PS-11
Risk Factors	PS-12
Information Relating to the Underlier	PS-17
Events Of Default And Acceleration	PS-18
Supplemental Plan Of Distribution (Conflicts Of Interest)	PS-18
U.S. Federal Income Tax Considerations	PS-20

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX 50® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-16
Description of Notes	S-18
Use of Proceeds and Hedging	S-61
Certain Considerations Related to ERISA and Other U.S. Benefit Plans	S-62
U.S. Federal Income Tax Considerations	S-64
Supplemental Plan of Distribution (Conflicts of Interest)	S-89

Prospectus
About this Prospectus	3
Certain Definitions and Presentation of Financial Information	3
Limitation on Enforcement of U.S. Laws Against the Company, its Management and Others	5
Cautionary Statement Regarding Forward Looking Statements	5
Where You Can Find More Information About the Company	5
HSBC Bank plc	7
Risk Factors	8
Use of Proceeds	9
Consolidated Capitalization and Indebtedness of the Company	10
Description of Debt Securities	11
Book Entry Procedures	22
Taxation	27
Plan of Distribution (Conflicts of Interest)	35
Legal Opinions	39
Experts	40

HSBC Bank plc

$

Autocallable Leveraged S&P 500® Index-Linked Notes due ,

HSBC Securities (USA) Inc.